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                                                                      Exhibit 23

                          Independent Auditors' Consent
                          -----------------------------


The Board of Directors
Aceto Corporation:



We consent to incorporation by reference in the registration statement (No. 33-38679) on Form S-8 of Aceto Corporation of our report dated August 27, 2002, relating to the consolidated balance sheets of Aceto Corporation and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2002, and the related financial statement schedule, which report appears in the June 30, 2002 annual report on Form 10-K of Aceto Corporation.



                                                       /s/KPMG LLP



Melville, New York
September 27, 2002

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